As  filed  with  the  Securities  and  Exchange Commission on March 7, 2002
     Registration  No.  333-

                        SECURITIES  AND  EXCHANGE  COMMISSION
                              Washington,  D.C.  20549

                                    FORM  S-8

           REGISTRATION  STATEMENT  UNDER THE  SECURITIES  ACT  OF  1933



                       INTERACTIVE MULTIMEDIA NETWORK, INC.
              (Exact name of registrant as specified in charter)

           Delaware                                           65-0488983
(State or other jurisdiction                            (I.R.S. Employer
of  incorporation  or  organization)                       Identification  No.)

                             3163  Kennedy  Boulevard
                             Jersey  City,  NJ  07306
       (Address  of  principal  executive  offices,  including  zip  code)

                           Consulting  Agreement  with
                                  Neil  Swartz
                         (Full  Title  of  the  Plan)

                             3163 Kennedy Boulevard
                              Jersey City, NJ 07306
                                 (201) 217-4137
            (Name, Address and telephone number of Agent for Service)

Copy  to:
                            Irving  Rothstein,  Esq.
                        Heller,  Horowitz  &  Feit,  P.C.
                              292  Madison  Avenue
                         New  York,  New  York  10017

                      CALCULATION  OF  REGISTRATION  FEE

                                Proposed
Title of                        Maximum       Proposed
Securities        Amount        Offering      Maximum      Amount of
To be             To be         Price         Aggregate    Registration
Registered        Registered    Per share(1)  Price(1)     Fee
----------------  ------------  ------------  -----------  -------------
Common Stock,        400,000      $0.24         $96,000        $8.83
0.001 par value


(1) Estimated solely for the purpose of calculating the registration fee. Proposed maximum price is estimated based upon the closing sale price of the Company's Common Stock within the last five days.









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                                   PART  II

INFORMATION  REQUIRED  IN  THE  REGISTRATION  STATEMENT

Item  3.   Incorporation  Of  Certain  Documents  By  Reference

     The following documents filed by the Company with the Commission are incorporated herein by reference:

     (a) The Company's Annual Report on Form 10-KSB for the year ended March 31, 2001 and Quarterly Reports on Form 10-QSB for the fiscal quarters ended June 30, 2001, September 30, 2001 and December 31, 2001.

     (b) The description of the Common Stock is herein incorporated by reference to the Company's Registration Statement on Form 10-SB, initially filed on May 15, 2000.

     In addition, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities offered hereby then remaining unsold, shall be deemed to be incorporated by reference herein and shall be deemed to be a part hereof from the date of the filing of each such report or document.

Item  4.     Description  of  Securities

     Not  applicable.

Item  5.     Interests  of  Named  Experts  and  Counsel

     The validity of the original issuance of the securities offered hereby will be passed upon for the Company by the law firm of Heller, Horowitz & Feit, P.C., New York, New York.

Item  6.     Indemnification  of  Directors  and  Officers

     Section 145 of the Delaware General Corporation Law, as amended, authorizes the Company to indemnify any director or officer under certain prescribed circumstances and subject to certain limitations against certain costs and expenses, including attorney's fees actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which a person is a party by reason of being a director or officer of the Company if it is determined that such person acted in accordance with the applicable standard of conduct set forth in such statutory provisions. The Company's Certificate of Incorporation contains provisions relating to the indemnification of director and officers and the Company's By-Laws extends such indemnities to the full extent permitted by Delaware law.

     The Company may also purchase and maintain insurance for the benefit of any director or officer which may cover claims for which the Company could not indemnify such persons.

Item  7.     Exemption  from  Registration  Claimed

     Not  applicable.




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Item  8.     Exhibits

     The  following  exhibits  are filed as part of this Registration Statement:

     4.1     Consulting  Agreement  with  MCG  Partners,  Inc.

     5.0     Opinion  of  Counsel.

     23.1    Consent  of  Counsel  (included  in  Exhibit  No.  5).

     23.2    Consent  of  Mark  Cohen,  CPA.

Item  9.     Undertakings

The  undersigned  small  business  issuer  hereby  undertakes  to:

     (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

     (i) Include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

     (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

     (iii) Include any additional or material information on the plan of distribution.

     (2) For determining liability under the Securities Act of 1933, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of securities at that time to be the initial bona fide offering thereof.

     (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.



















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                                    SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement or amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in Jersey City of the State of New Jersey on the 4th day of March 2002.

     INTERACTIVE  MULTIMEDIA  NETWORK,  INC.


By:/s/  Richard  J.  Verdiramo
---------------------------------
Richard  J.  Verdiramo
President


Pursuant to the requirements of the Securities Act of 1933, this registration statement or amendment has been signed below by the following persons in the capacities and on the dates indicated:

Name                                         Title                    Date
---------------------------------   -------------------------  -----------------

/s/  Richard  J.  Verdiramo
------------------------------
Richard  J.  Verdiramo              President  and Director      March 4, 2002


































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